As filed with the Securities and Exchange Commission on August 9, 1999 Registration No. 333-46685
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO


                                   FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------

Delaware                                              7372                                58-1972600
(State or other jurisdiction               (Primary Standard Industrial                (I.R.S. Employer
of Incorporation or organization)           Classification Code Number)               Identification No.)

                             ----------------------
                               Clarus Corporation
                       3970 Johns Creek Court, Suite 100
                             Suwanee, Georgia 30024
                                 (770) 291-3900
   (Address and telephone number of Registrant's principal executive offices)
                             ----------------------
                             Mr. Stephen P. Jeffery
                               Clarus Corporation
                       3970 Johns Creek Court, Suite 100
                             Suwanee, Georgia 30024
                                 (770) 291-3900
           (Name, address and telephone number of agent for service)
                             ----------------------
                                   Copies To:
                            G. Donald Johnson, Esq.
                            Sharon L. Mcbrayer, Esq.
                           Elizabeth O. Derrick, Esq.
                     WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                  1201 West Peachtree Street, N.e., Suite 3500
                             Atlanta, Georgia 30309
                                 (404) 872-7000
                             ----------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:[X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the box and list the Securities Act registration statement for the same offering.[_] ____________

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[_]

                             ----------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically sates that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

RESALE
PROSPECTUS

                                     [LOGO]


                                     Issuer

                         480,790 SHARES OF COMMON STOCK

Clarus Corporation          We develop, market and support Web-based
3970 Johns Creek Court      electronic commerce applications and client/server
Suite 100                   financial and human resources applications.
Suwanee, Georgia 30024
(770) 291-3900              This is a resale prospectus.  The 480,790 shares of
                            our common stock offered by this prospectus are being sold by certain of our stockholders. We will not receive any proceeds from the sale of these shares.

                                  The Offering

Our common stock may be sold by the selling stockholders, from time to time while the Registration Statement to which this prospectus relates is effective on the Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices.


There are no underwriters involved in this offering.

                                Trading Symbol:

                          NASDAQ National Market-CLRS
                              ____________________

See "Risk Factors" commencing on page 5 for a discussion of certain factors that you should consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                August __, 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION....................................     ii
INCORPORATION BY REFERENCE.............................................     ii
SUMMARY................................................................      1
RISK FACTORS...........................................................      5
USE OF PROCEEDS........................................................     18
SELLING STOCKHOLDERS...................................................     19
MARKET PRICES..........................................................     22
DIVIDEND POLICY........................................................     23
DILUTION...............................................................     23
PLAN OF DISTRIBUTION...................................................     23
EXPERTS................................................................     26
LEGAL MATTERS..........................................................     26
INDEMNIFICATION........................................................     26

                      WHERE YOU CAN FIND MORE INFORMATION

Our fiscal year ends on December 31. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

The documents listed below are incorporated by reference into this prospectus and all documents that we file as required by Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents:

   .   Our Annual Report on Form 10-K for the year ended December 31, 1998;

   .   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

   . The description of our common stock, par value $.0001 per share, contained in our Registration Statement on Form 8-A (Registration No. 000-29277), filed with the SEC on May 18, 1998.

   We will provide you, without charge, with a copy of any and all of the information (including exhibits) this prospectus incorporates by reference. Please direct all requests for this information, as well as any requests for additional information about us, to:

                            William A. Fielder, III
                   Vice President and Chief Financial Officer
                               Clarus Corporation
                             3970 Johns Creek Court
                             Suwanee, Georgia 30024
                           Telephone:  (770) 291-4956
                              Fax:  (770) 291-4997

                                    SUMMARY

Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully before you decide to purchase our common stock.

Clarus Corporation

We develop, market, and support Web-based electronic commerce applications and client/server financial and human resources applications. Our applications enable organizations to gain and improve control of operational resources, the non-production goods and services that are vital to the operation of every company, by leveraging Web commerce technology to connect large populations of frontline employees.

Our Clarus(TM) Commerce line of products is a Web-based class of systems that analysts have termed Business Resource Management.

Our entire Clarus(TM) line of products is based on a flexible, open architecture called Active Architecture(R) which allows for the leverage of leading commerce technologies and industry standards such as the Microsoft(R) Commerce platform, Biztalk and XML.

We offer Web-commerce solutions and applications that allow companies to leverage the technology of the Internet to automate business processes and proactively manage business resources. Our solutions are designed to provide a closed-loop management process that enables companies to plan, control, and analyze their operational, financial, and human resources in a real-time manner. Our solutions are designed to provide open enterprise integration by employing a message-based integration layer between our operational resource systems, our budgeting and planning systems, our analysis and control systems, and traditional enterprise resource planning solutions, including that of other enterprise resource planning vendors. Our solutions are also designed with Clarus View, a personalized real-time view of the business operating environment that facilitates proactive control.

Our Clarus(TM) product line also includes a full suite of financial and human resources applications. These applications cover the full range of financial and accounting functions, including general accounting, expense accounting, revenue accounting and human resources. We license a series of modules, Graphical Architects(R), that are designed to extend, enhance, integrate and change the look and feel of our core applications. Through a visual point-and-click interface, the Graphical Architects(R) modules allow users to personalize and configure our applications without source code programming.

In addition, we provide dedicated implementation services as an integral part of our solution, and believe that these services result in a high level of customer satisfaction, strong customer references and long-term relationships. We provide ongoing support services to assist customers in maintaining and updating their systems, training their employees and adding functionality as the customers' businesses grow and their requirements change.

Our objective is to be a leading provider of Web-commerce, financial and human resources applications. The key elements of our strategy are:

  . leveraging partner relationships to distribute our Clarus Commerce of products through expanded sales and marketing channels;

  .   expanding our Web-based commerce applications;

  .   extending our technology leadership;

  .   leveraging our expertise in financial and human resource applications; and

  .   leveraging our installed customer base.

We license our products and services through multiple partnership and co-marketing arrangements and a direct sales force in the United States and Canada. Since we started our business, we have had more than 300 customers, including leading organizations such as MasterCard International, Hyatt Regency Chicago, Investment Technology Group, Blue Cross and Blue Shield of Alabama, Chartwell Re Holdings Corporation, First Data Corporation, Land's End, Inc., T. Rowe Price Associates, Inc., and Toronto-Dominion Bank.

We were incorporated in Delaware in 1991. On May 26, 1998, we completed an initial public offering of our common stock and sold 2.5 million shares which resulted in net proceeds of approximately $22.0 million. On November 6, 1998, we acquired ELEKOM Corporation in a merger. Unless the context otherwise requires, references in this prospectus to "us" or "we" refer to Clarus Corporation.


                                  The Offering

Our stockholders are offering a total of 480,790 shares of our common stock for resale. We will not receive any of the proceeds from the sale of these shares of common stock. You should read the Risk Factors section, beginning on page 5, as well as the other cautionary statements throughout the entire prospectus to ensure that you understand the risks associated with an investment in our common stock before purchasing any shares.

                      Summary Consolidated Financial Data
                     (In Thousands, except per share data)

We are providing the following information to aid you in your analysis of our financial condition. We obtained this information from audited financial statements prepared by our auditors, Arthur Andersen LLP, for 1994 through 1998 and from unaudited financial statements prepared by management as of and for the three months ended March 31, 1999.

                                                      Year ended December 31,                 Three Months
                                        ---------------------------------------------------
                                                                                                 Ended
                                          1994      1995      1996       1997       1998     March 31, 1999
                                        --------  --------  ---------  ---------  ---------  ---------------
Statement of Operations Data:
Total revenues........................  $ 3,821   $ 8,190    $13,056    $25,988   $ 41,640          $11,401
Operating loss........................   (5,157)   (7,987)    (7,658)    (3,358)   (11,078)          (1,394)
Net loss..............................   (5,140)   (8,049)    (7,879)    (4,110)   (10,702)          (1,303)
Loss per common share:
  Basic...............................    (5.65)    (6.19)     (5.74)     (2.97)     (1.70)           (0.12)
  Diluted.............................    (5.65)    (6.19)     (5.74)     (2.97)     (1.70)           (0.12)
Weighted average common
 Shares outstanding:
  Basic...............................      910     1,300      1,373      1,386      6,311           10,947
  Diluted.............................      910     1,300      1,373      1,386      6,311           10,947

                                                                                                                At
                                                                                                             March 31,
                                                                                                               1999
                                                                                                         -----------------
Balance Sheet Data:
Cash and cash equivalents..............................................................................            $10,418
Working capital........................................................................................              7,218
Total assets...........................................................................................             38,309
Long-term debt, net of current portion.................................................................                -0-
Total stockholders' equity.............................................................................             20,881

Forward-Looking Statement

This prospectus contains certain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including or related to our future results, including certain projections and business trends.

These and other statements, which are not historical facts, are based largely on management's current expectations and assumptions and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include, among others, the risks and uncertainties described in "Risk Factors," beginning on page 5. Assumptions related to forward-looking statements include that we will continue to price and market our products competitively; that competitive conditions within our markets will not change materially or adversely; that the demand for our products will remain strong; and that we will retain key personnel.

Assumptions relating to forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. When used in this prospectus, the words "estimate," "project," "intend," "believe" and "expect" and similar expressions are intended to identify forward-looking statements. Although we believe that assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated by the forward-looking statement will be realized. Management decisions are subjective in many respects and susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause us to alter our business strategy or capital expenditure plans which may, in turn, affect our results of operations. In light of the significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as our representation that we will achieve any strategy, objectives or other plans. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus as stated on the front cover, and we have no obligation to update publicly or revise any of these forward-looking statements.

Trademarks

Active Architecture(R), Graphical Architects(R), World Class Applications . . . Breakthrough in Time(R) and ELEKOM(R) are our trademarks registered with the U.S. Patent and Trademark Office. Data Exchange/Graphical Architect (TM), Solution/Graphical Architect(TM), Workload/Graphical Architect (TM), Workflow/Graphical Architect(TM), Business Controls/Graphical Architect(TM), and Clarus(TM) are our trademarks. All other trademarks and registered trademarks used in this prospectus are the property of their respective owners.

                                  RISK FACTORS

In addition to the other information in this prospectus, you should consider carefully the following risk factors.

We have a history of operating losses and operating losses may continue.

We have incurred significant net losses in each year since our formation. The continuation of such losses may adversely affect the market price of our common stock. As of March 31, 1999, we had an accumulated deficit of approximately $40.0 million. These losses have occurred, in part, because of the substantial costs we incurred to develop our products, expand our product research, and hire and train our direct sales force. We may not be able to generate the substantial additional growth in revenues that will be necessary to sustain profitability.

Our future operating results are uncertain due to the approach of Year 2000 and possible decline in demand for our software applications.

Future spending for software applications in general, and for our applications in particular, is uncertain and has declined recently due to the approach of the Year 2000. If such decline in demand continues, our operations will be adversely affected. Many industry experts have predicted that software sales may decline in 1999 due to customer concerns over the Year 2000 issue and the time remaining to implement system replacements. Recently, a number of vendors have warned of slowing market conditions, which we began to experience during the fourth quarter of 1998, and continued to experience in the first quarter of 1999. Because this issue is unprecedented, we cannot forecast the expected impact of the Year 2000 issue on our quarterly revenue. Additionally, should the market for our products further decline, our revenue may not be sufficient to maintain our present infrastructure and number of employees.

Revenues from our financial and human resources applications accounted for a substantial portion of revenue during 1998, and are expected to account for a substantial portion of our product revenues for the foreseeable future. Therefore, any factor, including the Year 2000 issue, adversely affecting sales or pricing levels of these applications may have a material adverse effect on our business, results of operations and financial condition. Other factors that may affect market acceptance include the availability and price of competing products and technologies and the success of our sales efforts.

We may not be successful in developing our new products.

Our future performance will also depend in part on whether we are successful in developing, introducing and gaining market acceptance of new and enhanced products, including the Clarus Commerce suite of products. We may not successfully develop our new or enhanced products. The failure to do so would have a material adverse effect on our business, results of operations and financial condition. To diversify, on November 6, 1998, we acquired ELEKOM and its electronic procurement product. ELEKOM was a development-stage enterprise that had a limited operating history upon which an evaluation of its business and prospects could be based.

Prior to the merger, ELEKOM had generated minimal operating revenues, had incurred significant losses and had experienced substantial negative cash flow from operations.

Our prospect of success with the ELEKOM products must be considered in light of the considerable risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly technology-based companies operating in unproven markets with unproven products. We expect to incur substantial costs to complete the development of the Clarus(TM) Commerce suite of products, including the Clarus E-Procurement product, to integrate the ELEKOM Procurement software in its existing stage of development with our Clarus Purchasing Control module, and to market and support this product. Our investments in ELEKOM's products and technologies may not achieve the desired returns.

Our common stock has been publicly traded only since May 1998, and our common stock has declined and been highly volatile since our initial public offering.

Prior to May 1998, there was no public market for the shares of our common stock. An active public market for the shares of our common stock may not be sustained. The market price of the shares of common stock has been, and may continue to be, highly volatile. The market price could be subject to wide fluctuations in response to variations in results of operations, announcements of technological innovations of our new products or new products of our competitors, changes in our financial estimates, changes in financial estimates by securities analysts or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies. These fluctuations often have been unrelated to the operating performance of such companies or have resulted from the failure of the operating results of such companies to meet market expectations in a particular quarter. Additionally, broad market fluctuations or any failure of our operation results in a particular quarter to meet market expectations may adversely affect the market price of the shares of our common stock.

In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any securities litigation involving us could result in substantial costs and a diversion of management's attention and resources. The market price of our common stock has declined and has been highly volatile since our initial public offering in May, 1998.

Our sales and profitability may be negatively impacted if the in-process research and development acquired in the ELEKOM merger is not successfully developed.

The accounting treatment for the acquisition of ELEKOM negatively impacted our results of operations. We recognized a write-off of acquired in-process research and development of approximately $10.5 million and will amortize the remainder of approximately $6.9 million over a period ranging from three months to ten years. Such amortization will adversely affect our results of operations through 2008. The amounts allocated under purchase accounting to developed technology and in-process research and development in the merger involve valuations utilizing estimations of future revenues, expenses, operating profit, and cash flows. The actual revenues, expenses, operating profit, and cash flows from the acquired technology recognized in the future may vary materially from such estimates. If the in-process research and development product is not successfully developed, our sales and profitability may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. We expect to begin to benefit from the purchased in-process technology in the second quarter of 1999.

We expect to continue to experience significant fluctuations in quarterly operating results.

We have experienced, and expect to continue to experience, significant fluctuations in quarterly operating results caused by many factors, including, but not limited to:

  .   changes in the demand for our products;

  .   the timing, composition, and size of orders from our customers;

  .   spending patterns and budgetary resources of our customers;

  .   our success in generating new customers;

  .   a general economic downturn caused by the Year 2000;

  .   introductions or enhancements of our products;

  .   changes in our pricing policies or those of our competitors;

  . our ability to anticipate and adapt effectively to developing markets and rapidly changing technologies;

  .   our ability to attract, retain and motivate qualified personnel;

  .   changes in the mix of products sold;

  . the publication of opinions or reports about us and our products, or our competitors and their products, by industry analysts, or others; and

  .   changes in general economic conditions.

The loss of a large sale, or the deferral of a large sale to a subsequent quarter, could have a material, adverse effect on current quarter operating results and could cause significant fluctuations in revenues and earnings from quarter to quarter. Additionally, because a smaller percentage of our revenues flow from maintenance contracts than many software companies with a longer history of operations, we do not have a significant ongoing revenue stream that could mitigate quarterly fluctuations in operating results.

We also have experienced, and expect to experience, a high degree of seasonality, and in recent years have recognized proportionately greater percentage of our total revenues in the fourth quarter than in any other quarter during such year. Fourth quarter revenues in 1996, 1997, and 1998 were 33.6%, 32.5% and 26.3% of total revenues for those years. As a result of this seasonality, we could experience unanticipated reduced net income, or net losses at year end.

Consistent with software industry practice, we typically ship our software promptly following receipt of a firm order. We operate with minimal backlog.
As a result, quarterly sales and operating results depend generally on the volume and timing of orders received within the quarter, all of which are difficult to forecast and manage. Our expense levels are based in part on our expectations of future orders and sales. A substantial portion of our operating expenses are related to personnel, facilities, and sales and marketing programs. This level of spending for such expenses cannot be adjusted quickly and is therefore relatively fixed in the near term. Accordingly, any significant shortfall in demand for our products in relation to our expectations would have an immediate and material adverse financial effect on us.

Due to all of these factors, we believe that our quarterly operating results are likely to vary significantly in the future. Therefore, our results of operations may fall below the expectations of securities analysts and investors. In such event, or in the event that such result is perceived by market analysts to have occurred, the trading price of our common stock would likely be materially adversely affected.

We Have Limited Experience With Internet Commerce.

The success of our Clarus Commerce suite of Internet-based computer software applications, including Clarus E-Procurement, depends upon the development and expansion of the market for Internet-based software applications, in particular electronic commerce applications. This market is new and rapidly evolving. The acceptance of electronic commerce generally, and the Internet specifically, as a forum for corporate procurement is uncertain and subject to a number of risks. Many significant issues relating to such use of the Internet (including security, reliability, cost, ease of use, quality of service, and government regulation) remain unresolved and could delay or prevent the necessary growth of the Internet. If widespread use of the Internet for commercial transactions does not develop or if the Internet otherwise does not develop as an effective forum for corporate procurement, the success of Clarus E-Procurement and other Clarus Commerce products would be materially adversely affected as well as, potentially, our overall business, operating results, and financial condition.

The adoption of the Internet for corporate procurement and other commercial transactions requires acceptance of new ways of transacting business. In particular, enterprises with established patterns of purchasing goods and services that have already invested substantial resources in other means of conducting business and exchanging information may be particularly reluctant to adopt a new strategy that may make some of their existing personnel and infrastructure obsolete. Also, the security and privacy concerns of existing and potential users of Internet-based products and services may impede the growth of online business generally and the market's acceptance of our products and services in particular. A functioning market for such products may not emerge or be sustained. If the market for Internet-based packaged procurement applications fails to develop or develops more slowly than we anticipate, or if Clarus E-Procurement and any other Internet-based products we develop do not achieve market acceptance, our business, operating results, and financial condition could be materially adversely affected.

We utilize a direct sales model.

To date, we have sold our products exclusively through our direct sales force. We intend to continue to employ direct sales model. As a consequence, our ability to achieve significant revenue growth in the future will depend in part on our success in recruiting, training and retaining additional direct sales and consulting personnel and on the continuing success of the direct sales force. Our financial success will depend in part on our direct sales force's ability to increase sales to levels necessary to sustain profitability. In order to increase direct sales, we must hire, train and deploy continually increasing staff competition sales personnel. We believe that there is a shortage of, and significant competition for, direct sales personnel with the advanced sales skills and technological knowledge necessary to sell our products. Our inability to hire, or failure to retain, competent sales persons would have a material adverse effect on our business, results of operations and financial condition.

We are developing indirect distribution channels through third-party distribution and other channel arrangements. We may not be successful in developing successful third-party distribution arrangements. Any expansion of our indirect distribution channels may not result in revenues.

We rely on third-party software to allow us to integrate our product with relational database management systems.

We maintain nonexclusive license agreements with Microsoft Corporation, Oracle and Sybase, Inc. that allow us to integrate our products with relational database management systems provided by these companies. If our customers experience significant problems with these database management systems and the database system provider does not correct such problems, our customers may not be able to continue to use our products. Additionally, our inability to maintain upward compatibility with a new database management system release could impact the ability of our customers to use our products.

For certain of our financial and human resources applications, we maintain a nonexclusive license agreement with Centura Corporation that allows us to use their software development tools and operating environment. Centura has announced that it does not intend to enhance its development technology further. Centura's decision will require us to spend significant amounts of time and money over the next few years to re-architect these applications. Re-architecting the applications may divert resources from the development of new and enhanced products and other business requirements. However, the failure to re-architect these products to a different development language could result in our inability to continue to market these products, resulting in a substantial loss of revenue, which would materially and adversely affect our business, financial condition and results of operations. Also, the customer's inability to use our products would affect customer's renewal of software maintenance for such products, which would materially and adversely affect on our business, results of operations and financial condition.

We rely on nonexclusive license agreements with Hyperion Solutions Corporation, Centura, FRx Software Corporation and others for third-party software that we distribute. The loss of, or inability to maintain, any of these software licenses would result in delays or reductions in product shipments until equivalent software could be identified, licensed, or developed. Any such delays could have a material adverse effect on our business, operating results, and financial condition. Furthermore, in some instances, we only receive object code from our licensors, causing us to rely on software support services from third parties. If these third parties fail to satisfy their maintenance obligations to us, then we would likely fail to satisfy our software support obligations to our customers. Any such failure would materially and adversely affect our business, results of operations, and financial condition.

We have also entered into agreements with various other third-party licensors for products which are used as tools with our products, licensed as complementary products to our products, or integrated with, and enhance, the operation of our products. These agreements contain customary warranty, software maintenance, and infringement indemnification terms for the third- party software that we distribute. In most cases, we depend upon the third party to maintain, support, update and enhance their products. The failure of any third party to do so or the loss or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software could be identified, licensed or developed. Any such delays could materially and adversely affect our business, operating results and financial condition.

The expiration or termination of any such licenses or the failure of any of these third-party licensors to adequately maintain, support or update their products could delay the shipment of certain of our products until we implement software offered by alternative sources. Any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain licenses of alternative or new products relating to one or more of our products, or relating to current or future technologies, we may not be able to do so on commercially reasonable terms, or at all.

Intense competition may reduce demand for our products and cause us to reduce the prices of our products.

The market for Internet procurement applications, such as Clarus E-Procurement and electronic commerce technology generally, is rapidly evolving and intensely competitive. Clarus E-Procurement is designed to compete with prepackaged electronic commerce software, software tools for developing commerce applications, system integrators, and business application software. In addition, potential customers may elect to develop their own electronic commerce solutions.

We will face competition from other electronic procurement providers. In addition, we believe we will experience increased competition from travel and expense software companies. We also anticipate increased competition from some of the larger enterprise resource planning software vendors.

The market for financial and human resources applications is intensely and increasingly competitive. Our applications are designed for use in client/server environments utilizing Windows NT and Unix servers. We also face indirect competition from companies that sell financial software applications for use mainly on proprietary mid-range computing systems, from suppliers of custom-developed financial applications software systems, from the consulting groups of major accounting firms and from the IT departments of potential customers that choose to develop systems internally.

The majority of our principal current and potential competitors have significantly greater financial, technical, and marketing resources and name recognition than we have. In addition, because of relatively low barriers to entry and relatively high availability of capital in today's markets, new competitors will likely emerge in our markets. We anticipate facing pricing pressures and we anticipate that one or more companies in our markets may face financial failure. In the past, a number of software markets have become dominated by one or a small number of suppliers, and a small number of suppliers or even a single supplier may dominate our markets. If we do not offer products that continue to achieve success in their respective markets in the short term, we could suffer a loss in market share and brand name acceptance. Moreover, any material reduction in the price of our products would negatively affect margins as a percentage of net revenues and would require us to increase sales or reduce costs to maintain or increase net income. The occurrence of any of the foregoing would materially and adversely affect our business, results of operations, and financial condition. We may not compete effectively in our markets.

Our markets are characterized by rapid technological change that could render our products obsolete and unmarketable.

The market for financial, human resources, and Web-commerce applications is characterized by rapid technological change, frequent introductions of new and enhanced products, changes in customer demands, and evolving industry and financial accounting standards and practices. The introduction of products embodying new technologies and functionality can render existing products obsolete and unmarketable. As a result, our future success will depend, in part, upon our ability to enhance our existing products, develop and introduce new products that keep pace with technological developments, and satisfy customer requirements and preferences, while remaining price competitive and achieving market acceptance. We may not identify new product opportunities and develop and bring new products to the market in a timely and cost-effective manner. Products, capabilities or technologies others develop may render our products or technologies obsolete or noncompetitive or shorten life cycles of our products. In particular, Clarus E-Procurement has a limited product implementation history. Clarus E-Procurement may not be successfully and efficiently developed and marketed.

We may not be able to introduce enhancements to our products and technologies in a timely manner.

Because of these potentially rapid changes in the financial, human resources and Web-commerce applications markets, the life cycle of our technology is difficult to estimate. Our future success will depend upon our ability to address the increasingly sophisticated needs of our customers by developing and introducing enhancements to our products and technologies in a timely manner that keeps pace with technological developments, emerging industry standards and customer requirements. We may not be successful in developing and marketing enhancements to existing products or in developing new products that respond to technological changes, evolving industry or accounting standards or practices or customer requirements. Our failure to develop and introduce new or enhanced products that offer advanced technology and function adequate to compete with other available products could materially and adversely affect our business, results of operations, and financial condition.

Any inability to manage our infrastructure will negatively impact our business and results of operations.

Our prior growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, strain on our administrative, operational and financial resources and internal systems, procedures and controls. Additionally, should the market for our products further decline, our revenues may not be sufficient to maintain our infrastructure and number of employees that resulted from our prior growth. If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

The loss of services of our personnel could negatively impact our business and results of operations.

Our performance is substantially dependent on the performance of our key management, sales support, marketing and technical personnel, substantially all of whom are not bound by employment agreements to continue in our employ. The loss of the services of any such personnel could materially and adversely affect our business, results of operations and financial condition. We do not maintain key person life insurance policies on any of our employees or consultants.

We believe that there is a shortage of qualified personnel with the skills required to manage, develop, sell and market Web-commerce applications in today's highly competitive market. Accordingly, we may not be able to attract, assimilate, or retain highly qualified personnel. Our inability to attract and retain necessary personnel could materially and adversely affect our business, results of operations, and financial condition.

Clarus E-Procurement may not perform adequately in a high volume environment.

Clarus E-Procurement was designed for use in environments that include, without limitation, numerous users, large amounts of catalog and other data, and potentially high peak transaction volumes. The product currently operates as designed in existing customer sites. The final product, however, may not operate as designed when deployed. Therefore, when deployed, Clarus E-Procurement, and the third-party computer software and hardware on which Clarus E-Procurement is dependent, may not operate as designed. Any failure by Clarus E-Procurement to perform adequately in a high volume environment could materially and adversely affect on the market for Clarus E-Procurement and our business, results of operations and financial condition.

The length of our sales cycles is likely to increase in the future, which would contribute to fluctuations in our operating results.

A customer's decision to license and implement our financial, human resources and Web-commerce applications presents significant enterprise-wide implications and involves a substantial commitment of the customer's management attention and resources. We believe that the period of time between initial customer contact and the customer's purchase commitment typically ranges from four to seven months for our applications. As companies achieve Year 2000 compliance, and as our products and competing products become increasingly sophisticated and complex, the length of sales cycles are likely to increase in the future. Our future sales cycle could extend beyond current levels as a result of lengthy evaluation and approval processes that typically accompany major initiatives or capital expenditures, including delays over which we have little or no control. The loss of individual orders due to increased sales and evaluation cycles, or delays in the sale of even a limited number of systems, could materially and adversely affect our business, results of operations and financial condition and, in particular, could contribute to significant fluctuations in our operating results on a quarterly basis.

Claims against us with respect to our proprietary technology could materially impact our business and results of operations.

Our success depends significantly upon our internally-developed proprietary intellectual property and intellectual property we license from others. We rely on a combination of copyright, trademark and trade secret laws as well as on confidentiality procedures and licensing arrangements, to establish and protect our proprietary rights in our products. We currently have no patents or patent applications pending, and existing trade secret and copyright laws provide only limited protection of our proprietary rights. We have registered or applied for registration for certain copyrights and trademarks. Despite our efforts to protect our products' respective proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Third parties may also independently develop products similar to our products. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

We enter into license agreements with our customers that give the customer the non-exclusive right to use the object code version of our products. These license agreements prohibit the customer from disclosing object code to third parties or reverse-engineering our products and disclosing our confidential information. In certain rare circumstances, typically for the earliest releases of our products, we have granted our customers a source code license, solely for the customer's internal use.

Although we do not believe that we are infringing on the intellectual property rights of others, claims of infringement are becoming increasingly common as the software industry matures and as expanded legal protections are applied to software products. Third parties may assert infringement claims against us with respect to our proprietary technology and intellectual property licensed from others. Generally, our third-party software licensors indemnify us from claims of infringement. However, our licensers may not be able to indemnify us fully for such claims, if at all. Infringement claims against us could cause product release delays, require us to redesign our products, or require us to enter into royalty or license agreements. Such agreements may not be available on terms acceptable to us or at all. Furthermore, litigation, regardless of the outcome, could result in substantial cost to us, divert management attention and delay or reduce customer purchases. Any infringement claim against us could materially and adversely affect our business, results of operations and financial condition.

Claims against our third-party patent and other intellectual property rights could cause us to pay additional fees and expenses or to stop selling our products.

Although we do not believe that our technology infringes any third-party rights, the cost of defending any such claim, regardless of its validity, can be substantial and result in significant expenses and diversion of resources, which could materially and adversely affect our business and financial condition. One or more of our products may, in the future, be found to infringe the patent rights of one or more third parties. Because knowledge of a third party's patent rights is not required for a determination of patent infringement and, because new patents are being issued by the U.S. Patent and Trademark Office on an ongoing basis, this is a continuing risk for us.

In addition to the risk of infringing a third party's patent rights, there is a risk that our products may infringe upon other intellectual property rights of third parties (e.g., copyrights, trademark and trade secrets). We have taken steps to ensure that our employees and contractors have assigned to us all of their third parties' rights in and to any of the computer software inventions, and other work product created by third parties for us or on our behalf. In addition, we have taken steps to ensure that they have the proper licenses for using and distributing all third-party company software included in or with our products.

If it is later determined that a third party's patent or other intellectual property rights apply to a product of ours, there is a material risk that the revenue from the sale of such product will be significantly reduced or eliminated, as we may have to:

  . pay licensing fees or royalties to such third party in order to continue selling the product;

  . incur substantial expense in the modification of the product so that the third party's patent or other intellectual property rights no longer apply to such product; or

  .  stop selling the product.

In addition, if a product is adjudged to be infringing a third party's patent or other intellectual property rights, then we may be liable to such third party for actual damages and attorneys' fees.

If the infringement of a third party's patent were found to be willful on our part, then the third party may be able to recover treble damages, plus attorneys' fees and costs.

Product defects and product liability could cause revenue loss.

As a result of their complexity, software products may contain undetected errors or failures when first introduced or as new versions are released. Despite our testing and use by current customers, errors may be found in new applications after commencement of commercial shipments. If discovered, we cannot guarantee that we will successfully correct such errors in a timely manner or at all. We could, in the future, lose revenues as a result of software errors or other product defects. Our products and future products are intended for use in applications that may be critical to a customer's business. As a result, our customers and potential customers might have a greater sensitivity to product defects than the market for software generally. The occurrence of errors and failures in our products could result in the loss of or delay in market acceptance of our applications, and alleviating such errors and failures could require us to expend significant capital and other resources. The consequences of such errors and failures could materially and adversely affect our business, results of operations, and financial condition.

Our customers use our financial applications for financial reporting and analysis, and payroll processing. Accordingly, any design defects, software errors, misuse of our products, incorrect data from network elements, or other potential problems within or beyond our control that may arise from the use of our products could result in financial or other damages to our customers. Our customers use Clarus E-Procurement for procurement processing and analysis. Any design defect, software errors, misuse of this product, incorrect data from network elements, or other potential problems within or beyond our control that may arise from the use of this product could also result in financial or other damages to our customers.

Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential claims, as well as any liabilities arising from such claims, such provisions may not effectively protect us against such claims. We do not maintain product liability insurance. Accordingly, any such claim could materially and adversely affect our business, results of operations, and financial condition. We provide warranties for our products after the software is purchased for the period in which the customer maintains our support of the products. We generally support only current releases and the immediately prior releases of our products. Our license agreements generally do not permit product returns by the customer, and product returns and warranty expense for 1996, 1997, and 1998 represented less than 4.9%, 1.2%, and 2.1% of total revenues, respectively. However, product returns may increase as a percentage of total revenues in future periods.

Our customers may not be able to continue to use our products if the relational database management systems used with our software is not Year 2000 compliant.

Our applications are designed to be Year 2000 compliant. However, we are in the process of determining the extent to which third-party licensed software distributed by us and used in our products are Year 2000 compliant, as well as the impact of any non-compliance on us and our customers. If the relational database management systems used with our software are not Year

2000 compliant, our customers may not be able to continue to use our products. We do not currently believe that the effects of any Year 2000 non-compliance in our installed base of software will result in a material, adverse impact on our business or financial condition. However, our investigation with respect to third-party software is in its preliminary stages. We may be exposed to potential claims resulting from system problems associated with the century change.

Businesses may not continue to adopt Microsoft technologies or other technologies that operate with our products.

We have entered into partnership and marketing arrangements with Microsoft. Our products operate with, or are based on, Microsoft's proprietary products, such as: Windows NT, Visual C++, Foundation Classes, Active X, OLE/COM, SQL Server, and Visual Basic. We have designed our products and technology to be compatible with new developments in Microsoft technology. Businesses may not continue to adopt such technologies as anticipated, may migrate from older Microsoft technologies to newer Microsoft technologies, or may adopt alternative technologies that we do not support.

In the future, a government agency could regulate our business and require us to make significant expenditures or discontinue certain services.

We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations specifically addressing commerce on the Internet. However, due to the increasing use and growth of the Internet, it is possible that the federal or state governments may adopt such laws and regulations covering issues such as user privacy, pricing, and characteristics and quality of products and services. The Telecommunications Act of 1996, which Congress enacted in January 1996, prohibits transmitting over the Internet certain types of information and content. The scope and applicability of this statute is currently unsettled, but the imposition upon us of potential liability for information carried on or disseminated through our application systems by this or other laws could require us to reduce our exposure to such liability. This could require us to make significant expenditures or to discontinue certain services. The adoption of any such laws or regulations also could slow the growth of the Internet, which could in turn adversely affect our business, operating results, or financial condition. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel, and personal privacy is uncertain.

Legislation limiting further levels of encryption technology will adversely affect the prospects for Clarus E-Procurement.

As a result of customer demand, it is possible that Clarus E-Procurement will be required to incorporate encryption technology, the export of which is regulated by the United States government. Export regulations, either in their current form or as they may be subsequently enacted, may limit our ability to distribute our software outside the United States. Moreover, legislation or regulation may further limit the levels of encryption or authentication technology that we are able to utilize in our software. Any revocation or modification of our export authority, unlawful exportation of our software, or adoption of new legislation or regulation relating to exportation of software and encryption technology could materially and adversely affect the prospects for Clarus E-Procurement and, potentially, on our business, financial condition, and operating results as a whole.

A compromise of the encryption methods we employ in Clarus E-procurement could adversely impact us.

A significant barrier to commerce involving the Internet is the secure exchange of valued and confidential information over public networks. We anticipate that Clarus E-Procurement will rely on encryption and authentication technology to provide the security and authentication necessary to render secure the exchange of valuable and confidential information. Advances in computer capabilities, discoveries in the field of cryptography, or other events or developments may result in a compromise of any encryption methods we employ in Clarus E-Procurement to protect transaction data. If any compromise of security were to occur, it could materially and adversely affect our business, financial condition, and operating results.

Our market price could decline as a result of a large number of shares of our common stock in the market.

The market price for our common stock could drop as a result of sales of a large number of shares of our common stock in the market or the perception that such sales could occur. The holders of the fully vested stock options granted during the period of January l, 1998, through March 31, 1998, have entered into lock-up agreements restricting the sale or transfer of such shares for a four-year period following the date of the initial public offering. Of these shares, 25% were released from such restriction on May 26, 1999. We have filed a Registration Statement on Form S-8 that has made eligible for sale approximately
3.6 million additional shares issuable upon the exercise of stock options.

The former holders of Series A Preferred Stock and Series B Preferred Stock of ELEKOM and Norman N. Behar have agreed not to sell any shares of our common stock they received in connection with the merger until August 6, 1999. After that date, approximately 1.4 million additional shares will be freely tradable, subject to the rules of the Securities and Exchange Commission.

Our certificate of incorporation, our Bylaws, and Delaware corporate law contain provisions that may discourage a takeover attempt of our company.

Our Certificate of Incorporation permits us to issue up to 5.0 million shares of preferred stock and permits our Board of Directors to fix the rights, preferences, privileges, and restrictions of such shares without any further vote or action by our stockholders. Although we have no current plans to issue new shares of preferred stock, the potential issuance of preferred stock may delay, defer or prevent a change in our control. The potential issuance may also discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of, the holders of common stock. Our Board of Directors is divided into three classes, each of which serves for a staggered three-year term. Such staggered board may make it more difficult for a third party to gain control of our Board of Directors. In addition, certain provisions of our Certificate of Incorporation and Bylaws and of Delaware corporate law may have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers which stockholders may deem to be in their best interest.

                                USE OF PROCEEDS

We will not receive any proceeds of the sale of shares of common stock offered by the selling stockholders.

                              SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by each selling stockholder.

                                            Beneficial Ownership               Beneficial Ownership
                                            Prior to Offering(1)                After Offering(1)
                                           ----------------------             ----------------------
                                           Number of                          Number of
                                           Shares of   Percent of             Shares of  Percent of
                                            Common      Common     Shares to   Common      Common
Name And Address                             Stock       Stock      be sold     Stock       Stock
--------------------------------------     ---------  -----------  ---------  ---------  -----------
Judith Bassoul
5265 Linnadine Way
Norcross, Georgia 30092...............        600           *         600          -           -

Scott J. Brady
6154 Poplar Bluff Circle
Norcross, Georgia 30092...............    104,350           *      89,100     15,250           *

Michael P. Caffyn
2201 Bierce Drive                           1,005           *       1,005          -           -
Virginia Beach, Virginia 23454........

Gerald E. Cassidy
135 Bittersweet Drive
Hershey, Pennsylvania 17033...........      1,740           *       1,740          -           -

Gregory M. Corley
83 Waddell Street, N.E.
Atlanta, Georgia 30307................        390           *         390          -           -

Mary B. Flock
1511 S.W. Park Avenue, #1303
Portland, Oregon 97201................         75           *          75          -

Jeffrey A. Fourman
1212 N. Grove
Oak Park, Illinois 60302..............      1,680           *       1,680          -           -

                                            Beneficial Ownership               Beneficial Ownership
                                            Prior to Offering(1)                After Offering(1)
                                           ----------------------             ----------------------
                                           Number of                          Number of
                                           Shares of   Percent of             Shares of  Percent of
                                            Common      Common     Shares to   Common      Common
Name And Address                             Stock       Stock      be sold     Stock       Stock
--------------------------------------     ---------  -----------  ---------  ---------  -----------
Robert J. Fousch, Jr.
4617 Howell Farms Drive
Acworth, Georgia 30101................         45           *          45          -           -

Wesley C. Hewatt
5694 Kilrush Court
Mableton, Georgia 30126...............         45           *          45          -           -

Laurie Maceyko Hood
110 Huntington Road, N.E.
Atlanta, Georgia 30309................        150           *         150          -           -

Tracey D. Jackson
510 Shale Court
Alpharetta, Georgia 30202.............        900           *         900          -           -

John M. McCall
3019 Blandwood Drive
Valdosta, Georgia 31601...............      7,500           *       7,500          -           -

Rudolph Russell McCall
3019 Blandwood Drive
Valdosta, Georgia 31601...............      7,500           *       7,500          -           -

James Patrick McVey
4037 Dream Catcher Drive
Woodstock, Georgia 30189..............        300           *         300          -           -

Denise L. Miles
3346 Muscadine Trail
Kennesaw, Georgia 30144...............        615           *         615          -           -

Ronnie D. Philpot
212 Melrah Hill
Peachtree City, Georgia 30269.........        342           *         342          -           -

Gary J. Rogers
17534 Charity Lane
Germantown, Maryland 20874............      8,400           *       8,400          -           -

Janet V. Smith
7315 Chattahoochee Bluff Drive
Atlanta, Georgia 30350................        390           *         390          -           -

Noreen M. Snellman
1100 Oakhaven Drive
Roswell, Georgia 30075................      1,800           *       1,800          -           -

                                            Beneficial Ownership               Beneficial Ownership
                                            Prior to Offering(1)                After Offering(1)
                                           ----------------------             ----------------------
                                           Number of                          Number of
                                           Shares of   Percent of             Shares of  Percent of
                                            Common      Common     Shares to   Common      Common
Name And Address                             Stock       Stock      be sold     Stock       Stock
--------------------------------------     ---------  -----------  ---------  ---------  -----------
Nancy W. Swager
5345 Myras Court
Cumming, Georgia 30040................         33           *          33          -           -

Technology Ventures, L.L.C.
Two Ravinia Drive, Suite 1090
Atlanta, Georgia 30346
Attn: Joseph S. McCall................    488,950         4.5%    357,700    131,250         1.2%

Charlyn Thompson
9975 Barston Court
Alpharetta, Georgia 30202.............        240           *         240          -           -

Michael P. Tuttle

641 North Highland Avenue #4
Atlanta, Georgia 30306................        240           *         240          -           -

_______________
*    Represents less then 1% of the outstanding common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that are or may become exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Each selling stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such selling stockholders' name.

Technology Ventures, L.L.C. ("Tech Ventures") is controlled by Joseph S. McCall. The common stock was issued to Tech Ventures on February 5, 1998, in connection with our purchase of Tech Ventures' 20% ownership interest in Clarus Professional Services, L.L.C. (formerly SQL Financials Services, L.L.C.). In May 1999, we merged Clarus Professional Services, LLC into us. Mr. McCall founded Clarus Corporation in November 1991 and has previously served as its Chairman, President, and Chief Executive Officer, and served as a member of the Board of Directors from 1991 until December 1998. Mr. McCall founded McCall Consuting Group Inc. in 1986 and he currently serves as its President.

                                 MARKET PRICES

Market Prices

Our common stock has been listed on Nasdaq/NMS since May 26, 1998, the effective date of our initial public offering. Effective May 26, 1998, our common stock was listed under the symbol "SQLF". On August 28, 1998, we changed our name to Clarus Corporation and effective September 2, 1998, changed our Nasdaq/NMS symbol from "SQLF" to "CLRS." Prior to May 26, 1998, there was no established trading market for our common stock. The following table sets forth, for the indicated periods, the high and low closing sales prices for our common stock as reported by the Nasdaq/NMS for quarters since May 26, 1998.

                                                                          Sales Price
                                                                     ----------------------
          Calendar Period                                               High        Low
          ---------------------------------------------------------  ----------  ----------
     1998
          Second Quarter (beginning May 27, 1998)..................      $10.00      $7.625
          Third Quarter............................................        9.62        3.50
          Fourth Quarter...........................................        8.63        2.75
     1999
          First Quarter............................................      $ 6.00      $ 3.31
          Second Quarter (through July 15, 1999)...................        ____        ____

                                DIVIDEND POLICY

We currently anticipate that we will retain all future earnings for use in our business and do not anticipate that we will pay any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our results of operations, capital requirements, general business conditions, contractual restrictions on payment of dividends, if any, legal and regulatory restrictions on the payment of dividends and other factors our Board of Directors deems relevant. In addition, our line of credit prohibits the payment of dividends without prior lender approval.

                                    DILUTION

As of March 31, 1999, our net tangible book value was approximately $9.3 million, or $0.85 per share.

After giving effect to the sale of the 481,795 shares of common stock offered by this prospectus, our pro forma net tangible book value as of March 31, 1999, would have been approximately $9.0 million, or $0.83 per share. The following table illustrates this net tangible book value.

          Net tangible book value per share at March 31, 1999.................      $     0.85

          Decrease in pro forma net tangible book value per share, due to the
          sale of common stock by stockholders................................      $    (0.02)
                                                                                         ------
          Pro forma net tangible book value per share at March 31, 1999.......      $     0.83
                                                                                         ======

As of March 31, 1999, we have outstanding options to acquire a total of 2,184,192 shares of common stock at exercise prices ranging from $0.67 to $10.00 per share, and a weighted average exercise price of $4.66 per share. The exercise of a material number of these options would have the effect of increasing the pro forma net tangible book value dilution per share to new investors.

                              PLAN OF DISTRIBUTION

Our common stock may be sold by the selling stockholders, from time to time while the Registration Statement to which this prospectus relates is effective, on the Nasdaq National Market or otherwise at prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices. Although the selling stockholders have advised us of the manner in which they currently intend to sell the shares of our common stock, the selling stockholders may choose to sell all or a portion of such shares from time to time in any manner described in this prospectus. The methods by which the selling stockholders may sell their shares of our common stock include, without limitation:

 .  ordinary brokerage transactions, which may include long or short sales;

 . transactions involving crosses or block trades or any other transactions permitted by the Nasdaq National Market;

 . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

 . "at the market" to or through market makers or into an existing market for the common stock;

 . other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

 . through transactions in options, swaps or other derivatives, whether exchange-listed or otherwise; or

 .  any combination of any such methods or sale.

   In effecting sales, brokers and dealers that the selling stockholders engage may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker or dealer is unable to do so acting as agent for the selling stockholders, may purchase as principal any unsold shares at the price required to fulfill such broker or dealer commitment to the selling stockholders.
Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions, which may involve crosses and block transactions, and which may involve sales through other brokers or dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise, at market prices and terms prevailing at the time of sale, at prices and terms related to such prevailing prices and terms, in negotiated transactions or at fixed prices and in connection with the methods as described above. The selling stockholders may sell their shares of our common stock direct or by pledgees, donees, tranferees or other successors in interest.

We will maintain the effectiveness of the registration of our common stock offered by this prospectus until May 26, 2000, two years from the effective date of our initial public offering or the date on which the shares offered by this prospectus, in the opinion of counsel, may be sold by the selling stockholders pursuant to Rule 144 of the Securities Act of 1933, without regard to volume limitations. Any shares which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under that Rule rather than pursuant to this prospectus. There can be no assurance that the selling stockholders will sell any or all of the shares offered hereby.

We are bearing all the costs relating to registering the shares of our common stock offered by this prospectus, including attorneys' fees. Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares of our common stock will be borne by the selling stockholders.

In the Acquisition Agreement dated February 5, 1998, we have agreed to indemnify Tech Ventures, a selling stockholder, any person who controls Tech Ventures and any underwriters for Tech Ventures, against certain liabilities and expenses arising out of, or based upon, the information set forth in this prospectus, and the Registration Statement of which this prospectus is a part, including liabilities under the Securities Act of 1933, and if a court holds such indemnification to be unavailable, to contribute to the amount of such liabilities and expenses.

The selling stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Because the selling stockholders may be deemed to be underwriters, they may be subject to prospectus delivery requirements under the Securities Act of 1933. Furthermore, in the event the selling stockholders are deemed underwriters and a sale of shares is deemed to be a "distribution" or part of a distribution of the shares, the selling stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

                                    EXPERTS

The consolidated financial statements and schedule as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of such firm as experts in giving said reports.

                                 LEGAL MATTERS

Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia, will pass on certain legal matters.


                                INDEMNIFICATION


Our Restated Bylaws and our Restated Certificate of Incorporation provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to our Restated Bylaws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. We have obtained insurance which insures our directors and officers against certain losses and which insures us against certain of our obligations to indemnify our officers and directors. In addition, our Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their actions as directors. Such limitations of personal liability under the Delaware Business Corporation law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to us, such relief may be difficult to obtain or, if obtained, may not adequately compensate us for our damages.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

================================================================================

No dealer, salesperson, or other person has been authorized to give any information or to make any representations not contained in this prospectus. If any such information is given or any such representations are made, they must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the shares of our common stock offered hereby, to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

                                  ___________


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................    i
Incorporation By Reference.................................................    i
Summary....................................................................    1
Risk Factors...............................................................    5
Use of Proceeds............................................................   18
Selling Stockholders.......................................................   18
Market Prices..............................................................   21
Dividend Policy............................................................   21
Dilution...................................................................   21
Plan of Distribution.......................................................   23
Experts....................................................................   26
Legal Matters..............................................................   26
Indemnification............................................................   26


                         480,790 Shares of Common Stock


                                     [LOGO]


                                   __________
                                   PROSPECTUS
                                   __________



                                 July ___, 1999

                                    PART II

Item 13.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee............................................                $   13,440
National Association of Securities Dealers, Inc. fee...........................................                     5,275
Nasdaq National Market listing fee.............................................................                    75,625
Accountants' fees and expenses.................................................................                   410,000
Underwriting Fees and Commissions..............................................................                 1,750,000
Legal fees and expenses........................................................................                   430,000
Blue Sky fees and expenses.....................................................................                    10,000
Transfer Agent's fees and expenses.............................................................                    20,000
Printing and engraving expenses................................................................                   300,000
Miscellaneous..................................................................................                   135,660
                                                                                                               ----------
TOTAL EXPENSES                                                                                                 $3,050,000
                                                                                                               ==========

_____________

All fees other than the SEC registration fee, the NASD fee and the Nasdaq listing fee are estimated.

     None of the expenses of issuance and distribution will be borne by the selling stockholders.

Item 14. Indemnification of Directors and Officers

     Our Restated Bylaws (the "Restated Bylaws") and our Restated Certificate of Incorporation (the "Restated Certificate") provide that we shall indemnify the directors and officers to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of us. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to the Restated Bylaws, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We have obtained insurance which insures our directors and officers against certain losses and which insures us against certain of our obligations to indemnify such directors and officers. In addition, our Restated Certificate provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. Such limitations of personal liability under the Delaware Business Corporation Law do not apply to liabilities arising out of certain violations of the federal securities laws. While non-monetary relief such as injunctive relief, specific performance and other equitable remedies may be available to us, such relief may be difficult to obtain or, if obtained, may not adequately compensate us for our damages.

     There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification by us will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

     During the past three years, we have issued the securities set forth below which were not registered under the Securities Act. The number of shares and purchase price have been restated to reflect a three-for-two stock split on February 19, 1998.

     (i) On September 26, 1997, we issued 943,213 shares of Series F Preferred Stock for $6.40 per share. Of the 943,213 shares of Series F Preferred Stock, Spitfire Capital Partners, L.P., an affiliate of NationsBanc Montgomery Securities LLC, acquired 312,501 shares of Series F Preferred Stock for $6.40 per share.

     (ii) On September 26, 1997, we issued warrants to purchase 70,231 shares of Series F Preferred Stock for $6.40 per share to certain stockholders in connection with loans made to us.

     (iii) On February 5, 1998, we issued 225,000 shares of common stock and a warrant to purchase 300,000 shares of Common Stock at an exercise price of $3.67 per share, to Technology Ventures LLC in exchange for its 20% interest in SQL Financials Services, LLC.

     (iv) On February 9, 15, 17, 18 and 19, 1998, we issued 26,316 shares of Series D Preferred Stock to certain existing stockholders upon the exercise of existing warrants, at a price of $5.70 per share.

     (v) Since November 30, 1995, we have issued stock options to purchase an aggregate of 1,635,946 shares of our common stock under the 1992 Stock Option Plan at prices ranging from $0.66 to $10.00 per share.

     Except as described above, no underwriters were engaged in connection with any of the foregoing issuances of securities. The sale and issuance of shares listed above were exempt from registration under the Securities Act by virtue of Sections 3(a), 3(b) and 4(a) of the Securities Act and in reliance on Rule 701 and Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits. The following is a list of exhibits filed as part of the Registration Statement.

Exhibit                                             Description
No.
     2.1*  Acquisition Agreement between the Registrant and Technology Ventures, LLC dated February 5,
           1998.
     2.2*  Non-Negotiable Subordinated Promissory Note to Technology Ventures, LLC dated February 5,
           1998.
     2.3*  Warrant for purchase of 200,000 shares issued to Technology Ventures, LLC dated February 5,
           1998.
     3.1*  Amended and Restated Certificate of Incorporation of the Registrant.
     3.2*  Amended and Restated Bylaws of the Registrant.
     4.1*  See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Certificate of
           Incorporation and Amended and Restated Bylaws of the Registrant defining rights of the holders of Common Stock of the Registrant.

      4.2  Specimen Stock Certificate. (Incorporated by Reference from Exhibit 9.1 to Registrant's
           Registration Statement on Form S-4 (File No. 333-63535)).
     5.1*  Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the shares being registered.
     21.1  List of Subsidiaries.
     23.1  Consent of Arthur Andersen LLP.
    23.2*  Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.1).
     24.1  Powers of Attorney (included on signature page).
     99.1  Report of Independent Public Accountants on Financial Statement Schedule (Incorporated by
           Reference from Exhibit 99.1 of the Form 10-K for the fiscal year ended December 31, 1998).

  (b)  Financial Statement Schedule

       (i) Schedule II-Valuation and Qualifying Accounts (Incorporation by Reference from Schedule II of the Company's Form 10-K for the fiscal year ended December 31, 1998).

--------------

  *  Previously filed in connection with this Registration Statement.

Item 17. Undertakings

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b)  We hereby undertake that:

          (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The Registrant hereby further undertakes:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (1) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia on the 21st day of July, 1999.

                              CLARUS CORPORATION


                              By: /s/ Stephen P. Jeffery
                                 ---------------------------------------
                                  Stephen P. Jeffery,
                                  Chairman, Chief Executive Officer
                                  and President

     Pursuant to the requirements of the Securities, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                            TITLE                                DATE
-------------------------------------------------  -----------------------------------------  ----------------------------

 /s/ Stephen P. Jeffrey                            Chairman, Chief Executive Officer          July 21, 1999
-------------------------------------------------  (Principal Executive Officer); President
Stephen P. Jeffery                                 and Director

 /s/ William A. Fielder, III                       Chief Financial Officer (Principal         July 21, 1999
-------------------------------------------------  Financial and Accounting Officer)
William A. Fielder, III

 /s/ William S. Kaiser                             Director                                   July 21, 1999
-------------------------------------------------
William S. Kaiser

 /s/ Donald L. House                               Director                                   July 21, 1999
-------------------------------------------------
Donald L. House

 /s/ Tench Coxe                                    Director                                   July 21, 1999
-------------------------------------------------
Tench Coxe

 /s/ Said Mohammadioun                             Director                                   July 21, 1999
-------------------------------------------------
Said Mohammadioun

 /s/ Mark A. Johnson                               Director                                   July 21, 1999
-------------------------------------------------
Mark A. Johnson

 /s/ Norman N. Behar                               Director                                   July 21, 1999
-------------------------------------------------
Norman N. Behar

 /s/ Stephen P. Jeffery
-------------------------------------------------
* By Stephen P. Jeffery, attorney-in-fact